Exhibit 10.1

LINDBLAD EXPEDITIONS HOLDINGS, INC.

EMPLOYEE INCENTIVE PLAN

PURPOSE:

The compensation strategy of Lindblad Expeditions Holdings, Inc. (“Company”) is to reward its managers and eligible employees in a manner that permits the Company to attract, retain and motivate outstanding individuals.

The Employee Incentive Plan (“EIP”) is designed under the Company’s shareholder approved 2015 Long-Term Incentive Plan to compensate managers and eligible employees of the Company for achieving annual Company performance objectives. The EIP is intended to align the interests of the Company’s managers and eligible employees with the objectives and goals of the Company and its shareholders.

ELIGIBILITY:

Executive officers and other employees of the Company, as approved by the Chief Executive Officer of the Company or his or her delegate(s) (in either case, the “CEO”), are eligible to participate in the EIP. Eligible positions and target incentive amounts will be reviewed and determined each year and may change from year to year. Participants will typically be full time employees of the Company in order to participate or receive payments under the EIP. A participant in the EIP will not be eligible to participate in any other annual cash incentive plan maintained by the Company.

TARGET INCENTIVE:

For each EIP participant, there will be a target incentive (“Target Incentive”) equal to an established percentage (“Target Incentive Percentage”) of each participant’s base salary (“Base Salary”). Actual payouts will be awarded upon the achievement of financial and other targets. Actual payouts (if any) may be higher or lower than the calculated Target Incentive, based on whether the Company’s performance is above or below its annual target goals for each Component and may be reduced or increased on account of individual performance or other considerations, subject to compliance with Section 162(m) of the Internal Revenue Code for awards that are intended to qualify as “performance based compensation” thereunder. All awards under the EIP are granted under and subject to the terms, conditions and limitations of the Company’s shareholder approved 2015 Long-Term Incentive Plan as then in effect. For executive officers of the Company, the final determination of any incentive payments must be approved by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”), except as otherwise provided herein.

BONUS POOL:

Each year, the Company plans for a 100% payout of the Target Incentive for each individual if target goals are attained. At the conclusion of the year, the Company’s management will propose to the Board a total pool of funds to be made available for payout of individual bonuses (“Bonus Pool”). The total Bonus Pool will be based upon the achievement of the Company’s ‘Adjusted EBITDA’, ‘Net Yield’ and ‘Guest Satisfaction’ targets as well as individual Target Incentive Percentages. The Company may not distribute funds in excess of the Board-approved Bonus Pool. The Target Incentive Components for 2017 are described below.

INCENTIVE COMPONENTS:

There are three Components to the EIP:

COMPONENT A:	ADJUSTED EBITDA	Weight 50%

A “target goal” for Company Adjusted EBITDA is established annually by the Compensation Committee. There are a range of goals both below and above the target goal that will qualify the EIP participant for an incentive award. However, an established baseline goal must be achieved before any payout for Component A can occur. Payouts for this Component can range from 0-150% based on actual Company results.

Exhibit 10.1

COMPONENT B:	NET YIELD	Weight 25%

A target goal for Company Net Yield is established annually by the Compensation Committee. There are a range of goals below and above the target goal that will qualify the EIP participant for an incentive award. However, an established baseline goal must be achieved before any payout for Component B can occur. Payouts for this Component can range from 0-150% based on actual Company results.

COMPONENT C:	GUEST SATISFACTION	Weight 25%

A target goal for Company Guest Satisfaction is established annually by the Compensation Committee. There are a range of goals below and above the target goal that will qualify the EIP participant for an incentive award. However, an established baseline goal must be achieved before any payout for Component C can occur. Payouts for this Component can range from 0-150% based on actual Company results.

The components of the EIP and/or the weightings of each component may change in future years. The specific goals and payout formulas will be communicated to participants, which, for certain senior executive officers of the Company covered by Section 162(m) of the Internal Revenue Code, will be during the first 90 days of the year or upon commencement of participation in the plan.

DETERMINATION OF AWARDS:

Following the end of the fiscal year, the Company’s management will submit to the Compensation Committee an evaluation of the bonus earnings of each participant in the EIP and the Compensation Committee shall make the final determination as to the amount of bonus that may be received by each executive officer of the Company and a total pool of funds to be made available for payout of bonuses to other eligible employees. When a question arises regarding extraordinary gains or losses, for example, the impact of an acquisition (which would not have been included in the target calculation), or the operation (gain or loss) of a particular division, the Compensation Committee will have sole discretion in making any adjustments to any bonus amount, subject to applicable limitations under Section 162(m) of the Internal Revenue Code.

PAYOUTS AND PRO-RATED INCENTIVE AWARDS

A participant must be on active payroll and a full-time employee of the Company during the year AND at the time awards are distributed in order to be eligible to receive an incentive award payout, unless otherwise determined by the Company. Prior to actual payment of a bonus award, no bonus will be earned under the EIP. A participant who is hired or promoted within the fiscal year may be entitled to receive a pro-rated incentive award based upon the hire date or time spent in each position, respectively, unless otherwise determined by the Company.

GENERAL:

Participants will be notified that they are a participant in the EIP and their participation shall continue unless the employee is terminated or transferred to other jobs not covered by the EIP. Notice of participation in the EIP shall not restrict the Company’s rights to transfer participants to other jobs or terminate their employment.

CODE SECTION 162(m):

Notwithstanding anything herein, certain senior executive Company employees may be eligible to receive awards or other compensation that is intended to qualify as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. All such awards or other compensation are subject to separate terms and conditions as may be determined by the Compensation Committee. With respect to such compensation, all Target Incentives, performance goals, final award determinations and other decisions will be made by the Compensation Committee in a manner consistent with the requirement of Code Section 162(m), unless otherwise determined by the Compensation Committee. In addition, to the extent necessary to comply with the “performance based compensation” exception to Code Section 162(m), a separate committee or subcommittee may be formed to carry out the responsibilities of the Compensation Committee under the EIP. The provisions of this paragraph and all decisions of the Compensation Committee shall control over any conflicting provision of the EIP.

DISABILITY, DEATH OR SPECIAL CIRCUMSTANCES:

In the event of disability, death or special circumstances affecting a participant, the Company may, but has no obligation to, approve partial or pro-rated awards.

ADMINISTRATION:

The Company reserves the right to change or cancel the EIP at any time. In addition, all exceptions or modifications to the EIP must be approved by the Company’s CEO or, with respect to the executive leadership team, the Compensation Committee and subject to the provisions above relating to Code Section 162(m). The Company, through its Board or its delegate(s) shall have all powers and discretion necessary or appropriate to administer the EIP and to control its operation. All determinations and decisions made by the Company shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

DISCLAIMER:

The Company is an “at will” employer and participation in the EIP is not to be construed in any way as an employment contract or agreement and does not in any way guarantee continued employment.